Gerard J. Gallagher

5 Tydings Road

Severna Park, Maryland 21146

March 18, 2013

Fortress International Group, Inc.

7226 Lee DeForest Drive

Suite 209

Columbia, Maryland 21046

Attention: Anthony Angelini, Chief Executive Officer

Re: Extension of Maturity Date under Promissory Note

Dear Ken:

Reference is made to that certain Convertible Promissory Note, dated January 19, 2007, issued by Fortress International Group, Inc., in the original principal amount of $5,000,000, as amended by that certain Agreement, dated August 26, 2008, and as further amended by that certain Amendment to Convertible Promissory Note, dated February 28, 2010 (collectively, the “Note”). All capitalized terms used in this letter agreement but not defined herein shall have the meanings set forth in the Note.

The full and final payment of all amounts due under the Note is required to be made on or before the Maturity Date. Pursuant to this letter agreement, the Maturity Date is hereby extended to July 1, 2014. For the avoidance of doubt, all regularly scheduled principal payments and interest payments shall remain due and owing in accordance with the terms of the Note, including an additional principal payment in the amount of $125,000 due on April 1, 2014, but no other payments of principal shall be due until the Maturity Date, as extended by this letter agreement. For the sake of clarity, assuming all regularly scheduled principal payments are paid in accordance with the Note and this letter agreement, the remaining principal amount due as of the Maturity Date, July 1, 2014, shall be as set forth on Exhibit A attached hereto.

Except as otherwise expressly provided in this letter agreement, all provisions of the Note shall remain in full force and effect. This letter agreement and the Note contain the entire agreement and understanding of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, agreements or understandings between such parties with respect to the subject matter hereof and thereof. This letter agreement is intended to modify the terms of the Note; in the event that there is a conflict between the terms of this letter agreement and the Note, the terms of this letter agreement shall govern. All questions concerning the construction, validity, and interpretation of this letter agreement and the performance of the obligations imposed by this letter agreement will be governed by the laws of the State governing the Note, without reference to any conflict of laws rules that would apply the laws of another jurisdiction. This letter agreement may be executed in multiple counterparts, all of which taken together shall constitute one and the same agreement, and delivered by facsimile transmission or e-mail delivery of a .pdf format data file.

The parties hereby signify their assent to the terms of this letter agreement by signing below.

Sincerely,

Gerard J. Gallagher

AGREED TO AND ACCEPTED
THIS 18th DAY OF MARCH, 2013:

Fortress International Group, Inc.

By:
Kenneth Schwarz
Chief Financial Officer